Exhibit 8.2

111 CONGRESS AVENUE SUITE 820 AUSTIN, TEXAS 78701 TEL 512 • 583 • 5900 FAX 512 • 583 • 5940
February 2, 2012

The Bank Arlington

4110 South Bowen Road

Arlington, Texas 76016

Attention: Mr. Billy Allen

Ladies and Gentlemen:

We have acted as special counsel to The Bank Arlington, a Texas banking association (“Bank”), in connection with the proposed merger (the “Merger”) of the Bank with and into Prosperity Bank, a Texas banking association (“Prosperity Bank”), pursuant to that certain Agreement and Plan of Reorganization dated as of January 19, 2012, by and among Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), Prosperity Bank and the Bank (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form S-4 (including the proxy statement/prospectus contained therein, as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and representations made by Prosperity Bank and the Bank in their respective officer’s certificates dated as of a recent date and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereto and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) Prosperity Bank, the Bank and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

February 2, 2012

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Other than the opinions set forth above, we express no opinion on any issue relating to (i) the tax consequences of the transactions contemplated by the Registration Statement, (ii) the appropriate method to determine fair market value of any stock or other consideration received in any sale or exchange, and (iii) the laws of any jurisdiction other than the federal laws of the United States of America. Our opinion relates solely to material United States federal income tax consequences of the Merger, and no opinion is implied or should be inferred beyond those matters. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Bank of any such change of inaccuracy that may occur or come to our attention.

Although we may have acted as counsel to the Bank in connection with certain matters other than the Merger, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a factual or legal nature involving the Bank as to which we have not been consulted and have not represented the Bank. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. This opinion letter is delivered solely for the benefit of the Bank in connection with the Merger Agreement, and no other party or entity is entitled to rely hereon without the express prior written consent of this firm.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Fenimore, Kay, Harrison & Ford, LLP

Fenimore, Kay, Harrison & Ford, LLP